FOR IMMEDIATE RELEASE
December 31, 1997

Contact:     Guy T. Marcus          Dirk Vande Beek           Li-San Hwang
             V. P.-Inv. Rel.        News Media                President & CEO
             Halliburton            Halliburton               Tetra Tech
             (214) 978-2691         (713) 676-8097            (626) 351-4664


              TETRA TECH, INC. COMPLETES PURCHASE OF HALLIBURTON'S
                        ENVIRONMENTAL SERVICES BUSINESS


         DALLAS, Texas - Halliburton Company (NYSE:HAL) and Tetra Tech, Inc. (NASDAQ:WATR) jointly announced today that Halliburton's Brown & Root, Inc. and Halliburton NUS Corporation completed the sale of the assets of their environmental services business to Tetra Tech. The cash transaction is valued at about $32 million, but is subject to certain December 31, 1997 closing balance sheet adjustments.
         The environmental business acquired by Tetra Tech provides consulting, engineering and design services for the environmental remediation of contaminated air, water and soil conditions. Customers include industrial clients as well as federal, state and local governments, focused in the United States.
         Tetra Tech provides comprehensive environmental and telecommunications support services including research and development, engineering and design,

                                     -more-

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Halliburton Company                    2

construction management, and operation and maintenance. Tetra Tech provides these services to a broad base of customers world-wide.
     Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

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